UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

Prospect Capital Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

PROSPECT CAPITAL CORPORATION
10 East 40th Street, 42nd Floor
New York, New York 10016
September  , 2014
Dear Stockholder:
You are cordially invited to attend the 2014 Annual Meeting of Stockholders, or the Annual Meeting, of Prospect Capital Corporation, a Maryland corporation (the “Company” or “we,” “us” or “our”), to be held on Friday, December 5, 2014, at 10:30 a.m., Eastern Time, at the offices of the Company, 10 East 40th Street, 44th Floor, New York, New York 10016.
The notice of Annual Meeting and proxy statement accompanying this letter provide an outline of the business to be conducted at the meeting. At the meeting, you will be asked to elect one director of the Company and to consider and vote on a proposal to authorize the Company, with approval of its Board of Directors, to sell shares of the Company’s common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings subject to certain limitations set forth in the accompanying proxy statement (including, without limitation, that the number of shares sold on any given date does not exceed 25% of the Company’s outstanding common stock immediately prior to such sale).
It is important that you be represented at the Annual Meeting. Please complete, sign, date and return your proxy card to us in the enclosed, postage‑prepaid envelope at your earliest convenience, even if you plan to attend the meeting. If you prefer, you can authorize your proxy through the Internet or by telephone as described in the proxy statement and on the enclosed proxy card. If you attend the meeting, you may revoke your proxy prior to its exercise and vote in person at the meeting. Your vote is very important to us. I urge you to submit your proxy as soon as possible.
If you have any questions about the proposals to be voted on, please call our solicitor, AST Fund Solutions, LLC, at (866) 387-0770.
Further, from time to time we may repurchase a portion of our common shares and are notifying you of our intention as required by applicable securities law.
Sincerely yours,
John F. Barry III
Chief Executive Officer

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

PROSPECT CAPITAL CORPORATION
10 East 40th Street, 42nd Floor
New York, New York 10016
(212) 448-0702
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 5, 2014
To the Stockholders of Prospect Capital Corporation:
The 2014 Annual Meeting of Stockholders, or the Annual Meeting, of Prospect Capital Corporation, a Maryland corporation (the “Company” or “we,” “us” or “our”), will be held at the offices of the Company, 10 East 40th Street, 44th Floor, New York, New York 10016 on Friday, December 5, 2014, at 10:30 a.m., Eastern Time, for the following purposes:
1.    To elect one Class I director of the Company to serve until the Annual Meeting of Stockholders in 2017, until his successor is duly elected and qualifies;
2.    To authorize the Company, with approval of its Board of Directors, to sell shares of its common stock (during the next 12 months) at a price or prices below the Company’s then current net asset value per share in one or more offerings subject to certain conditions as set forth in the accompanying proxy statement (including that the number of shares sold on any given date does not exceed 25% of its outstanding common stock immediately prior to such sale); and
3.    To transact such other business as may properly come before the Annual Meeting and any adjournments, postponements or delays thereof.
You have the right to receive notice of and to vote at the Annual Meeting if you were a stockholder of record at the close of business on September 10, 2014. Please complete, sign, date and return your proxy card to us in the enclosed, postage‑prepaid envelope at your earliest convenience, even if you plan to attend the Annual Meeting. If you prefer, you can authorize your proxy through the Internet or by telephone as described in the proxy statement and on the enclosed proxy card. If you attend the meeting, you may revoke your proxy prior to its exercise and vote in person at the meeting. In the event that there are not sufficient stockholders present for a quorum or sufficient votes to approve a proposal at the time the Annual Meeting is convened, the Annual Meeting may be adjourned from time to time in order to permit further solicitation of proxies by the Company.
If you have any questions about the proposals to be voted on, please call our solicitor, AST Fund Solutions, LLC, at (866) 387-0770.
By Order of the Board of Directors,
Brian H. Oswald
Chief Financial Officer,
Chief Compliance Officer, Treasurer and Secretary
New York, New York
September  , 2014

This is an important meeting. To ensure proper representation at the Annual Meeting, please complete, sign, date and return the proxy card in the enclosed, postage-prepaid envelope, or authorize a proxy to vote your shares by telephone or through the Internet. Even if you authorize a proxy prior to the Annual Meeting, you still may attend the Annual Meeting, revoke your proxy, and vote your shares in person.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

PROSPECT CAPITAL CORPORATION
10 East 40th Street, 42nd Floor
New York, New York 10016
(212) 448-0702
PROXY STATEMENT
2014 Annual Meeting of Stockholders
This proxy statement, or this Proxy Statement, is furnished in connection with the solicitation of proxies by the Board of Directors of Prospect Capital Corporation, a Maryland corporation (the “Company” or “we,” “us” or “our”), for use at our 2014 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Friday, December 5, 2014, at 10:30 a.m., Eastern Time, at our offices, 10 East 40th Street, 42nd Floor, New York, New York 10016, and at any postponements, adjournments or delays thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report for the fiscal year ended June 30, 2014 are first being sent to stockholders on or about September 23, 2014.
Unlike many companies where the majority of the outstanding shares are held by institutional investors, a majority of our stockholders are retail investors who generally hold smaller numbers of shares than institutional investors. As a result, it is important that every stockholder authorize a proxy so that we can achieve a quorum and hold the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting will constitute a quorum for the transaction of business. If a quorum is not met, then we will be required to adjourn the meeting and incur additional expenses to continue to solicit additional votes.
We have engaged a proxy solicitor, AST Fund Solutions, LLC, who may call you and ask you to vote your shares. The proxy solicitor will not attempt to influence how you vote your shares, but only ask that you take the time to cast a vote. You may also be asked if you would like to authorize your proxy over the telephone and to have your voting instructions transmitted to our proxy tabulation firm.
We encourage you to vote, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card or authorize a proxy to vote your shares by telephone or through the Internet, and we receive it in time for the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominee as director and FOR the proposal to authorize the Company, with the approval of its Board of Directors, to sell shares of its common stock (during the next 12 months) at a price or prices below the Company’s then current net asset value per share in one or more offerings subject to certain conditions as set forth herein (including that the number of shares sold on any given date does not exceed 25% of its outstanding common stock immediately prior to such sale).
If you are a “stockholder of record” (i.e., you hold shares directly in your name), you may revoke a proxy at any time before it is exercised by notifying the Company’s Secretary in writing, by submitting a properly executed, later‑dated proxy, or by voting in person at the Annual Meeting. Any stockholder of record attending the Annual Meeting may vote in person whether or not he or she has previously authorized a proxy.
If your shares are held for your account by a broker, trustee, bank or other institution or nominee, you may vote such shares at the Annual Meeting only if you obtain proper written authority from your institution or nominee and present it at the Annual Meeting. Please bring with you a legal proxy or letter from the broker, trustee, bank or other institution or nominee confirming your beneficial ownership of the shares as of the record date, September 10, 2014.
If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone.
For information on how to obtain directions to attend the Annual Meeting in person, please contact our solicitor, AST Fund Solutions, LLC, at (866) 387-0770.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON DECEMBER 5, 2014
The following materials relating to this Proxy Statement are available at http://www.astproxyportal.com/ast/13601/:

•	this Proxy Statement;

•	the accompanying Notice of Annual Meeting; and

•	the Company’s Annual Report for the fiscal year ended June 30, 2014.
Purpose of Annual Meeting
The Annual Meeting has been called for the following purposes:
1.    To elect one Class I director of the Company to serve until the Annual Meeting of Stockholders in 2017, until his successor is duly elected and qualifies;
2.    To authorize the Company, with approval of its Board of Directors, to sell shares of its common stock (during the next 12 months) at a price or prices below the Company’s then current net asset value per share in one or more offerings subject to certain conditions as set forth herein (including that the number of shares sold on any given date does not exceed 25% of its outstanding common stock immediately prior to such sale); and
3.    To transact such other business as may properly come before the Annual Meeting and any adjournments, postponements or delays thereof.
Voting Securities
You may vote your shares at the Annual Meeting only if you were a stockholder of record at the close of business on September 10, 2014 (the “Record Date”). There were shares of the Company’s common stock outstanding on the Record Date. Each share of the common stock is entitled to one vote.
Quorum Required
Shares that are present at the Annual Meeting, but then abstain, including by reason of so called “broker non‑votes,” will be treated as present for purposes of establishing a quorum. However, abstentions and “broker non‑votes” on a matter are not treated as votes cast on such matter. A broker non‑vote with respect to a matter occurs when a nominee holding shares for a beneficial owner is present at the meeting with respect to such shares, has not received voting instructions from the beneficial owner on the matter in question and does not have, or chooses not to exercise, discretionary authority to vote the shares on such matter.
If a quorum is not present at the Annual Meeting or if there are not sufficient votes to approve a proposal, the chairman of the Annual Meeting or, if a stockholder vote is called, the stockholders who are present at the Annual Meeting, may adjourn the Annual Meeting from time to time to permit further solicitation of proxies.
Vote Required
Proposal I. Election of Directors. The election of a director requires the affirmative vote of the holders of a majority of shares of stock outstanding and entitled to vote thereon. If you vote to “Withhold Authority” with respect to a nominee, your shares will not be voted with respect to the person indicated. Because directors are elected by vote of the holders of a majority of the outstanding shares, votes to “Withhold Authority,” abstentions and broker non‑votes will have the effect of a vote against a nominee.
Proposal II. Authorization of the Company, with Approval of its Board of Directors, to Sell Shares of its Common Stock (During the Next 12 Months) at a Price or Prices Below the Company’s Then Current Net Asset Value Per Share in One or More Offerings Subject to Certain Conditions Described Herein (Including That the Number of Shares Sold on Any Given Date Does Not Exceed 25% of its Outstanding Common Stock Immediately Prior to Such Sale). Approval of this proposal may be obtained in either of two ways. First, the proposal will be approved if the Company obtains the affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting; and (2) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting that are not held by affiliated persons of the Company. For purposes of this alternative, the Investment Company Act of 1940, or 1940 Act, defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at a meeting if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (2) 50% of the outstanding voting securities of a company, whichever is the less. Second, the proposal will also be approved if the Company receives approval from a majority of the number of the beneficial holders of its common stock entitled to vote at the Annual Meeting, without regard to whether a majority of such shares are voted in favor of the proposal. Abstentions and broker non‑votes on Proposal III will have the effect of a vote against this proposal.
Additional Solicitation. If a quorum is not present or there are not enough votes to approve a proposal at the Annual Meeting, the chairman of the meeting or, if a stockholder vote is called, the stockholders who are present in person or by proxy, may adjourn the Annual Meeting with respect to any or all of the proposals, including to permit the further solicitation of proxies with respect to any proposal.
If a quorum is present, a stockholder vote may be called on one or more of the proposals described in this Proxy Statement prior to any such adjournment if there are sufficient votes for approval of such proposal(s).
Information Regarding This Solicitation
We will bear the expense of the solicitation of proxies for the Annual Meeting, including the cost of preparing, printing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and proxy card. If brokers, nominees, fiduciaries and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to and obtain proxies from such beneficial owners, we will reimburse such persons for their reasonable expenses in so doing.
In addition to the solicitation of proxies by the use of the mails, proxies may be solicited in person and by telephone or facsimile transmission by directors, officers or employees of the Company, Prospect Capital Management LLC, or PCM, the Company’s investment adviser, and/or Prospect Administration LLC, or Prospect Administration, the Company’s administrator. PCM and Prospect Administration are located at 10 East 40th Street, 42nd Floor, New York, New York 10016. Certain other members of the affiliated companies of PCM and Prospect Administration are referred to as “Manager.” No additional compensation will be paid to directors, officers or regular employees for such services.
The Company has also retained AST Fund Solutions, LLC to assist in the solicitation of proxies for a fee of approximately$562,000 plus out-of-pocket expenses.
Stockholders may provide their voting instructions by telephone or through the Internet. These options require stockholders to input the control number which is located on each proxy card. After inputting this number, stockholders will be prompted to provide their voting instructions. Stockholders will have an opportunity to review their voting instructions and make any necessary changes before submitting their voting instructions and terminating their telephone call or Internet link. Stockholders who authorize a proxy via the Internet, in addition to confirming their voting instructions prior to submission, will also receive an e‑mail confirming their instructions upon request.
Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing and signed by the stockholder in the same manner as the proxy being revoked and delivered to our proxy tabulator.
Security Ownership of Certain Beneficial Owners and Management
As of the Record Date, there were no persons that owned 25% or more of our outstanding voting securities, and no person would be deemed to control us, as such term is defined in the 1940 Act.
Our directors are divided into two groups - interested directors and independent directors. Interested directors are “interested persons” of the Company, as defined in the 1940 Act.
The following table sets forth, as of August 26, 2014, certain ownership information with respect to our common stock for those persons who may, insofar as is known to us, directly or indirectly own, control or hold with the power to vote, 5% or more of our outstanding common stock and the beneficial ownership of each current director, the nominee for director, the Company’s executive officers, and the executive officers and directors as a group.

Ownership information for those persons, if any, who own, control or hold the power to vote, 5% or more of our shares of common stock is based upon Schedule 13D or Schedule 13G filings by such persons with the Commission and other information obtained from such persons, if available. Such information is as of the date of the applicable filing and may no longer be accurate.
Unless otherwise indicated, we believe that each person set forth in the table below has sole voting and investment power with respect to all shares of the Company’s common stock he or she beneficially owns and has the same address as the Company. Our address is 10 East 40th Street, 42nd Floor, New York, New York 10016.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class(1)
5% or more holders
None	—	—
Interested Directors
John F. Barry III(2)	4,229,939	1.2%
M. Grier Eliasek(3)	167,196	*
Independent Directors
Andrew C. Cooper	—	—
William J. Gremp	2,001	*
Eugene S. Stark	15,488	*
Executive Officers
Brian H. Oswald	121,700	*
Executive officers and directors as a group	4,536,324	1.3%

*	Represents less than one percent.

(1)	Based on a total of 342,854,575 shares of our common stock issued and outstanding as of August 26, 2014.

(2)	Mr. Barry also serves as the Chief Executive Officer of the Company.

(3)	Mr. Eliasek also serves as the Chief Operating Officer of the Company.
The following table sets forth the dollar range of equity securities beneficially owned by each director and each nominee for election as a director of the Company as of August 26, 2014. Information as to beneficial ownership is based on information furnished to the Company by the directors. We are not part of a “family of investment companies” as that term is defined in the 1940 Act.

Name of Director	Dollar Range of Equity Securities Beneficially Owned(1)(2)(3)
Interested Directors
John F. Barry III	Over $100,000
M. Grier Eliasek	Over $100,000
Independent Directors
Andrew C. Cooper	None
William J. Gremp	$10,001 ‑ $50,000
Eugene S. Stark	Over $100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a‑1(a)(2) under the Securities Exchange Act of 1934, which requires pecuniary interest.

(2)	The dollar ranges are: none, $1‑$10,000, $10,001‑$50,000, $50,001‑$100,000, or over $100,000.

(3)	The dollar range of our equity securities beneficially owned is based on the closing price of $10.56 on August 26, 2014 on the NASDAQ Stock Market.

Proposal I: Election of Directors
Pursuant to our Bylaws, our Board of Directors may change the number of directors constituting the Board, provided that the number thereof shall never be less than three nor more than eight. In accordance with the Bylaws, we currently have five directors on our Board of Directors. Directors are elected for staggered terms of three years each, with a term of office of one of the three classes of directors expiring at each annual meeting of stockholders. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies.

Our Class I director is standing for election this year.
A stockholder can vote for or withhold his or her vote from any nominee. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of the nominee named below. If a nominee should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person as is nominated by the Board of Directors as a replacement. The Board of Directors has no reason to believe that the person named below will be unable or unwilling to serve, and such person has consented to being named in this Proxy Statement and to serve if elected.
The Board of Directors recommends that you vote FOR the election of the nominee named in this Proxy Statement.
Information about the Nominee and Directors
Certain information with respect to the Class I nominee for election at the Annual Meeting, as well as each of the other directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person holds, and the year in which each person became a director of the Company.
The 1940 Act and the NASDAQ rules require that the Company’s Board of Directors consist of at least a majority of independent directors. Under the 1940 Act, in order for a director to be deemed independent, he or she, among other things, generally must not: own, control or hold power to vote, 5% or more of the voting securities or be an officer or employee of the Company or of an investment advisor or principal underwriter to the Company; control the Company or an investment advisor or principal underwriter to the Company; be an officer, director or employee of an investment advisor or principal underwriter to the Company; be a member of the immediate family of any of the foregoing persons; knowingly have a direct or indirect beneficial interest in, or be designated as an executor, guardian or trustee of an interest in, any security issued by an investment advisor or principal underwriter to the Company; be a partner or employee of any firm that has acted as legal counsel to Company or an investment advisor or principal underwriter to the Company during the last two years; or have certain relationships with a broker‑dealer or other person that has engaged in agency transactions, principal transactions, lent money or other property to, or distributed shares on behalf of the Company. Under NASDAQ rules, in order for a director to be deemed independent, our Board of Directors must determine that the individual does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities.
The Board of Directors, in connection with the 1940 Act and NASDAQ rules, has considered the independence of members of the Board of Directors who are not employed by PCM and has concluded that Andrew C. Cooper, William J. Gremp and Eugene S. Stark are not “interested persons” as defined by the 1940 Act and therefore qualify as independent directors under the standards promulgated by the 1940 Act and the NASDAQ rules. In reaching this conclusion, the Board of Directors concluded that Messrs. Cooper, Gremp and Stark had no relationships with PCM or any of its affiliates, other than their positions as directors of the Company and, if applicable, investments in us that are on the same terms as those of other stockholders.
William J. Gremp has been nominated for election as a Class I director to serve until the Annual Meeting of Stockholders in 2017 and until his successor is duly elected and qualifies. Mr. Gremp is not being proposed for election pursuant to any agreement or understanding with any other director or the Company.

Nominee for Class I Director—Term Expiring in 2017
Independent Director
The following director is not an “interested person” as defined in the 1940 Act.

Name, Address and Age	Position(s) Held with Company	Term at Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex(2) Overseen by Director or Nominee for Director (including the Fund)	Other Directorships Held by Director or Nominee for Director
William J. Gremp, 71(1)	Director	Class II Director from 2006 to 2009; Class I Director since April 2010; Term expires 2014	Mr. Gremp is responsible for traditional banking services, credit and lending, private equity and corporate cash management with Merrill Lynch & Co. from 1999 to present.	3	Priority Senior Secured Income Fund, Inc. since October 28, 2012(3), Pathway Energy Infrastructure Fund, Inc. since February 19, 2013(3)

(1)	The business address of Mr. Gremp is c/o Prospect Capital Corporation, 10 East 40th Street, 42nd Floor, New York, New York 10016.

(2)	The Fund Complex consists of the Company, Prospect Senior Secured Income Fund, Inc. and Pathway Energy Infrastructure Fund, Inc.

(2)	An investment company subject to the 1940 Act.
Current Directors (not up for election at the Annual Meeting)
Class II Directors—Terms Expiring 2015
Independent Director
The following director is not an “interested person” as defined in the 1940 Act.

Name, Address and Age	Position(s) Held with Company	Term at Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex(2) Overseen by Director or Nominee for Director (including the Fund)	Other Directorships Held by Director or Nominee for Director
Andrew C. Cooper, 52(1)	Director	Class II Director since February 2009; Term expires 2015	Mr. Cooper is an entrepreneur, who over the last 15 years has founded, built, run and sold three companies. He is Co‑Chief Executive Officer of Unison Energy, LLC, a company that develops, owns and operates, distributed combined heat and power co‑generation solutions.	3	Priority Senior Secured Income Fund, Inc. since October 28, 2012(3) Pathway Energy Infrastructure Fund, Inc. since February 19, 2013(3)

(1)	The business address of Mr. Cooper is c/o Prospect Capital Corporation, 10 East 40th Street, 42nd Floor, New York, New York 10016.

(2)	The Fund Complex consists of the Company, Prospect Senior Secured Income Fund, Inc. and Pathway Energy Infrastructure Fund, Inc.

(3)	An investment company subject to the 1940 Act.

Interested Director
The following director is an “interested person” as defined in the 1940 Act.

Name, Address and Age	Position(s) Held with Company	Term at Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex(3) Overseen by Director or Nominee for Director (including the Fund)	Other Directorships Held by Director or Nominee for Director
M. Grier Eliasek, 41(1)(2)	Director, Chief Operating Officer	Class II Director since June 2004; Term expires 2015	President and Chief Operating Officer of the Company, Managing Director of PCM and Prospect Administration, President and CEO of Priority Senior Secured Income Fund, Inc., President and COO of Priority Senior Secured Income Management, LLC, President and CEO of Pathway Energy Infrastructure Fund, Inc., President and COO of Pathway Energy Infrastructure Management, LLC.	3	Priority Senior Secured Income Fund, Inc. since October 28, 2012(4) Pathway Energy Infrastructure Fund, Inc. since February 19, 2013(4)

(1)	The business address of Mr. Eliasek is c/o Prospect Capital Corporation, 10 East 40th Street, 42nd Floor, New York, New York 10016.

(2)	Mr. Eliasek is an interested director due to his position as an officer of PCM.

(3)	The Fund Complex consists of the Company, Prospect Senior Secured Income Fund, Inc. and Pathway Energy Infrastructure Fund, Inc.

(4)	An investment company subject to the 1940 Act.
Current Directors (not up for election at the Annual Meeting)
Class III Directors—Terms Expiring 2016
Independent Director
The following director is not an “interested person” as defined in the 1940 Act.

Name, Address and Age	Position(s) Held with Company	Term at Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex(2) Overseen by Director or Nominee for Director (including the Fund)	Other Directorships Held by Director or Nominee for Director
Eugene S. Stark, 56(1)	Director	Class III Director since September 2008; Term expires 2016	Principal Financial Officer, Chief Compliance Officer and Vice President—Administration of General American Investors Company, Inc. from May 2005 to present.	3	Priority Senior Secured Income Fund, Inc. since October 28, 2012(3) Pathway Energy Infrastructure Fund, Inc. since February 19, 2013(3)

(1)	The business address of Mr. Stark is c/o Prospect Capital Corporation, 10 East 40th Street, 42nd Floor, New York, New York 10016.

(2)	The Fund Complex consists of the Company, Prospect Senior Secured Income Fund, Inc. and Pathway Energy Infrastructure Fund, Inc.

(3)	An investment company subject to the 1940 Act.

Interested Director
The following director is an “interested person” as defined in the 1940 Act.

Name, Address and Age	Position(s) Held with Company	Term at Office and Length of Time Served	Principal Occupation(s)	Number of Funds in Fund Complex(3) Overseen by Director or Nominee for Director (including the Fund)	Other Directorships Held by Director or Nominee for Director
John F. Barry III, 62(1)(2)	Director, Chairman of the Board, and Chief Executive Officer	Class III Director since June 2004; Term expires 2016	Chairman and Chief Executive Officer of the Company; Managing Director of PCM and Prospect Administration since June 2004.	1	None

(1)	The business address of Mr. Barry is c/o Prospect Capital Corporation, 10 East 40th Street, 42nd Floor, New York, New York 10016.

(2)	Mr. Barry is an interested director due to his position as an officer and control person of PCM.

(3)	The Fund Complex consists of the Company, Prospect Senior Secured Income Fund, Inc. and Pathway Energy Infrastructure Fund, Inc.
Committees of the Board of Directors
Our Board of Directors has established an Audit Committee and a Nominating, Corporate Governance and Compensation Committee. For the fiscal year ended June 30, 2014, our Board of Directors held 15 Board meetings, 10 Audit Committee meetings, and one Nominating, Corporate Governance and Compensation Committee meeting. All directors attended at least 75% of the aggregate number of meetings of the Board and of the respective committees on which they served. We require each director to make a diligent effort to attend all board and committee meetings, as well as each annual meeting of stockholders. Two directors attended last year’s annual meeting of stockholders in person.
The Audit Committee. The Audit Committee operates pursuant to a charter approved by the Board of Directors. The charter sets forth the responsibilities of the Audit Committee, which include selecting or retaining each year an independent registered public accounting firm, or independent accountants, to audit the accounts and records of the Company; reviewing and discussing with management and the independent accountants the annual audited financial statements of the Company, including disclosures made in management’s discussion and analysis, and recommending to the Board of Directors whether the audited financial statements should be included in the Company’s annual report on Form 10‑K; reviewing and discussing with management and the independent accountants the Company’s quarterly financial statements prior to the filings of its quarterly reports on Form 10‑Q; pre‑approving the independent accountants’ engagement to render audit and/or permissible non‑audit services; and evaluating the qualifications, performance and independence of the independent accountants. The Audit Committee is presently composed of three persons: Messrs. Cooper, Gremp and Stark, each of whom is not an “interested person” as defined in the 1940 Act and is considered independent under applicable NASDAQ rules, with Mr. Stark serving as chairman of the committee. The Board of Directors has determined that Mr. Stark is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S‑K. The Audit Committee may delegate its pre‑approval responsibilities to one or more of its members. The member(s) to whom such responsibility is delegated must report, for informational purposes only, any pre‑approval decisions to the Audit Committee at its next scheduled meeting. Messrs. Cooper, Gremp and Stark were added to the Audit Committee concurrent with their election or appointment to the Board of Directors on February 12, 2009, April 1, 2010 and September 4, 2008, respectively.
The function of the Audit Committee is oversight. Our management is primarily responsible for maintaining appropriate systems for accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent accountants are primarily responsible for planning and carrying out a proper audit of our annual financial statements in accordance with generally accepted accounting standards. The independent accountants are accountable to the Board of Directors and the Audit Committee, as representatives of our stockholders. The Board of Directors and the Audit Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace our independent accountants (subject, if applicable, to stockholder ratification).
In fulfilling their responsibilities, it is recognized that members of the Audit Committee are not our full‑time employees or management and are not, and do not represent themselves to be, accountants or auditors by profession. As such, it is not the duty or the responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to set auditor independence standards. Each member of the Audit Committee shall be entitled to rely on (a) the integrity of those persons within and outside us and management from which it receives information; (b) the accuracy of the financial and other information provided to the Audit Committee absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors); and (c) statements made by our officers and employees, our investment adviser or other third parties as to any information technology, internal audit and other non‑audit services provided by the independent accountants to us.
The Nominating, Corporate Governance and Compensation Committee. The Nominating, Corporate Governance and Compensation Committee is responsible for selecting qualified nominees to be elected to the Board of Directors by stockholders; selecting qualified nominees to fill any vacancies on the Board of Directors or a committee thereof; developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company; overseeing the evaluation of the Board of Directors and management; determining or recommending to the Board of Directors for determination the compensation of any executive officers of the Company to the extent the Company pays any executive officers' compensation; and undertaking such other duties and responsibilities as may from time to time be delegated by the Board of Directors to the Nominating, Corporate Governance and Compensation Committee. Currently, the Company's executive officers do not receive any direct compensation from the Company. The Nominating, Corporate Governance and Compensation Committee takes into consideration the educational, professional and technical backgrounds and diversity of each nominee when evaluating such nominees to be elected to the Board of Directors. The Nominating, Corporate Governance and Compensation Committee does not have a formal policy with respect to diversity. The Nominating, Corporate Governance and Compensation Committee is presently composed of three persons: Messrs. Cooper, Gremp and Stark, each of whom is not an “interested person” as defined in the 1940 Act and is considered independent under applicable NASDAQ rules, with Mr. Gremp serving as chairman of the committee. Messrs. Cooper, Gremp and Stark were added to the Nominating, Corporate Governance and Compensation Committee concurrent with their election or appointment to the Board of Directors on February 12, 2009, April 1, 2010 and September 4, 2008, respectively.
The Nominating, Corporate Governance and Compensation Committee will consider stockholder recommendations for possible nominees for election as directors when such recommendations are submitted in accordance with the Company’s Bylaws and any applicable law, rule or regulation regarding director nominations. Nominations should be sent to the Corporate Secretary c/o Prospect Capital Corporation, 10 East 40th Street, 42nd Floor, New York, New York 10016. When submitting a nomination to the Company for consideration, a stockholder must provide all information that would be required under applicable Commission rules to be disclosed in connection with election of a director, including the following minimum information for each director nominee: full name, age and address; principal occupation during the past five years; current directorships on publicly held companies and investment companies; number of shares of our common stock owned, if any; and, a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. Criteria considered by the Nominating, Corporate Governance and Compensation Committee in evaluating the qualifications of individuals for election as members of the Board of Directors include compliance with the independence and other applicable requirements of the NASDAQ rules and the 1940 Act and all other applicable laws, rules, regulations and listing standards, the criteria, policies and principles set forth in the Nominating, Corporate Governance and Compensation Committee Charter, and the ability to contribute to the effective management of the Company, taking into account our needs and such factors as the individual’s experience, perspective, skills, expertise and knowledge of the industries in which the Company operates, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, and conflicts of interest. The Nominating, Corporate Governance and Compensation Committee also may consider such other factors as it may deem to be in our best interests and those of our stockholders. The Board of Directors also believes it is appropriate for certain key members of our management to participate as members of the Board of Directors.
Corporate Governance
Board Leadership Structure
The Board of Directors believes that the combined position of Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company is a superior model that results in greater efficiency regarding management of the Company, reduced confusion due to the elimination of the need to transfer substantial information quickly and repeatedly between a chief executive officer and chairman, and business advantages to the Company arising from the specialized knowledge acquired from the duties of the dual roles. The need for efficient decision making is particularly acute in the line of business of the Company, whereby multiple factors including market factors, interest rates and innumerable other financial metrics change on an ongoing and daily basis. The Board of Directors has not identified a lead independent director of the Board of Directors of the Company in as much as the Board consists of only five individuals.

Director Independence
The 1940 Act and the NASDAQ rules require that the Company’s Board of Directors consist of at least a majority of independent directors. Under the 1940 Act, in order for a director to be deemed independent, he or she, among other things, generally must not: own 5% or more of the voting securities or be an officer or employee of the Company or of an investment advisor or principal underwriter to the Company; control the Company or an investment advisor or principal underwriter to the Company; be an officer, director or employee of an investment advisor or principal underwriter to the Company; be a member of the immediate family of any of the foregoing persons; knowingly have a direct or indirect beneficial interest in, or be designated as an executor, guardian or trustee of an interest in, any security issued by an investment advisor or principal underwriter to the Company; be a partner or employee of any firm that has acted as legal counsel to Company or an investment advisor or principal underwriter to the Company during the last two years; or have certain relationships with a broker‑dealer or other person that has engaged in agency transactions, principal transactions, lent money or other property to, or distributed shares on behalf of the Company. Under NASDAQ rules, in order for a director to be deemed independent, our Board of Directors must determine that the individual does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. On an annual basis, each member of our Board of Directors is required to complete an independence questionnaire designed to provide information to assist the Board of Directors in determining whether the director is independent under the 1940 Act and the NASDAQ rules. Our Board of Directors has determined that each of our directors, other than Messrs. Barry and Eliasek, is independent under the 1940 Act and the applicable NASDAQ rules.
Role of the Chairman and Chief Executive Officer
As Chairman of the Board of Directors and Chief Executive Officer, Mr. Barry assumes a leading role in mid‑ and long‑term strategic planning and supports major transaction initiatives of the Company. Mr. Barry also manages the day‑to‑day operations of the Company, with the support of the other executive officers. As Chief Executive Officer, Mr. Barry has general responsibility for the implementation of the policies of the Company, as determined by the Board of Directors, and for the management of the business and affairs of the Company. The Board of Directors has determined that its leadership structure, in which the majority of the directors are not affiliated with the Company, PCM or Prospect Administration, is appropriate in light of the services that PCM and Prospect Administration and their affiliates provide to the Company and the potential conflicts of interest that could arise from these relationships.
Experience, Qualifications, Attributes and/or Skills that Led to the Board’s Conclusion that such Members Should Serve as Director of the Company
The Board believes that, collectively, the directors have balanced and diverse experience, qualifications, attributes and skills, which allow the Board to operate effectively in governing the Company and protecting the interests of its stockholders. Below is a description of the various experiences, qualifications, attributes and/or skills with respect to each director considered by the Board.
John F. Barry III
The Board benefits from Mr. Barry’s years of experience in the investment banking and the financial advisory industries, as well as his service on multiple boards for various companies. In addition to overseeing the Company, Mr. Barry has served on the boards of directors of private and public companies, including financial services, financial technology and energy companies. Mr. Barry also managed an investment bank, focusing on private equity and debt financing for energy and other companies, and was the founding member of the project finance group at Merrill Lynch & Co. The Board also benefits from Mr. Barry’s past experience as a corporate securities lawyer at a premiere United States law firm, advising energy companies and their commercial and investment bankers. Mr. Barry’s longstanding service as chairman and chief executive officer of the Company and as a Managing Director of PCM and Prospect Administration provide him with a specific understanding of the Company, its operation, and the business and regulatory issues facing the Company.
M. Grier Eliasek
Mr. Eliasek brings to the Board business leadership and experience and knowledge of senior loan, mezzanine, bridge loan, private equity and venture capital investments, as well as a knowledge of diverse management practices. Mr. Eliasek is the President and Chief Operating Officer of the Company and a Managing Director of PCM and Prospect Administration. He is also responsible for leading the origination and assessment of investments for the Company. The Board also benefits from Mr. Eliasek’s experience as a consultant with Bain & Company, a global strategy consulting firm, where he managed engagements for companies in several different industries, by providing the Company with unique views on investment and management issues. At Bain, Mr. Eliasek analyzed new lines of businesses, developed market strategies, revamped sales organizations, and improved operational performance for Bain & Company clients. Mr. Eliasek’s longstanding service as director, President and Chief Operating Officer of the Company and as a Managing Director of PCM and Prospect Administration provide him with a specific understanding of the Company, its operation, and the business and regulatory issues facing the Company.
Andrew C. Cooper
Mr. Cooper’s over 25 years of experience in venture capital management, venture capital investing and investment banking provides the Board with a wealth of leadership, business investing and financial experience. Mr. Cooper’s experience as the co‑founder, director and former co‑CEO of Unison Site Management LLC, a leading cellular site owner with 2,000 plus cell sites which generate more than $40 million in annual cash flow, and as co‑founder, former CFO and VP of business development for Avesta Technologies, an enterprise, information and technology management software company bought by Visual Networks in 2000, provides the Board with the benefit of leadership and experience in finance and management. Mr. Cooper also serves on the board of Brand Asset Digital, Aquatic Energy and the Madison Square Boys and Girls Club of New York. Further, Mr. Cooper’s time as a director of CSG Systems, Protection One Alarm, LionBridge Technologies and Weblink Wireless, provides the Board with a wealth of experience and an in depth understanding of management practices. Mr. Cooper’s knowledge of financial and accounting matters qualifies him to serve on the Company’s Audit Committee and his independence from the Company, PCM and Prospect Administration enhances his service as a member of the Nominating, Corporate Governance and Compensation Committee.
William J. Gremp
Mr. Gremp brings to the Board a broad and diverse knowledge of business and finance as a result of his career as an investment banker, spanning over 40 years working in corporate finance and originating and executing transactions and advisory assignments for energy and utility related clients. Since 1999, Mr. Gremp has been responsible for traditional banking services, credit and lending, private equity and corporate cash management with Merrill Lynch & Co. From 1996 to 1999, he served at Wachovia as senior vice president, managing director and co‑founder of the utilities and energy investment banking group, responsible for origination, structuring, negotiation and successful completion of transactions utilizing investment banking, capital markets and traditional commercial banking products. From 1990 to 1996, Mr. Gremp was the managing director of global power and project finance at JPMorgan Chase & Co., and from 1970 to 1990, Mr. Gremp was with Merrill Lynch & Co., starting out as an associate in the mergers and acquisitions department, then in 1986 becoming the senior vice president, managing director and head of the regulated industries group. Mr. Gremp’s knowledge of financial and accounting matters qualifies him to serve on the Company’s Audit Committee and his independence from the Company, PCM and Prospect Administration enhances his service as a member of the Nominating, Corporate Governance and Compensation Committee.
Eugene S. Stark
Mr. Stark brings to the Board over 25 years of experience in directing the financial and administrative functions of investment management organizations. The Board benefits from his broad experience in financial management; SEC reporting and compliance; strategic and financial planning; expense, capital and risk management; fund administration; due diligence; acquisition analysis; and integration activities. Since May 2005, Mr. Stark’s position as the Principal Financial Officer, Chief Compliance Officer and Vice President of Administration at General American Investors Company, Inc., where he is responsible for operations, compliance, and financial functions, allows him to provide the Board with added insight into the management practices of other financial companies. From January to April of 2005, Mr. Stark was the Chief Financial Officer of the Company, prior to which he worked at Prudential Financial, Inc. between 1987 and 2004. His many positions within Prudential include 10 years as Vice President and Fund Treasurer of Prudential Mutual Funds, 4 years as Senior Vice President of Finance of Prudential Investments, and 2 years as Senior Vice President of Finance of Prudential Amenities. Mr. Stark is also a Certified Public Accountant (inactive status). Mr. Stark’s knowledge of financial and accounting matters qualifies him to serve on the Company’s Audit Committee and his independence from the Company, PCM and Prospect Administration enhances his service as a member of the Nominating, Corporate Governance and Compensation Committee. Mr. Stark is also a member of Mount Saint Mary Academy’s Board of Trustees and Finance Committee.
Means by Which the Board of Directors Supervises Executive Officers
The Board of Directors is regularly informed on developments and issues related to the Company’s business, and monitors the activities and responsibilities of the executive officers in various ways.
At each regular meeting of the Board of Directors, the executive officers report to the Board of Directors on developments and important issues. Each of the executive officers, as applicable, also provide regular updates to the members of the Board of Directors regarding the Company’s business between the dates of regular meetings of the Board of Directors.

Executive officers and other members of PCM, at the invitation of the Board of Directors, regularly attend portions of meetings of the Board of Directors and its committees to report on the financial results of the Company, its operations, performance and outlook, and on areas of the business within their responsibility, including risk management and management information systems, as well as other business matters.
The Board’s Role in Risk Oversight
The Company’s Board of Directors performs its risk oversight function primarily through (a) its two standing committees, which report to the entire Board of Directors and are comprised solely of independent directors and (b) monitoring by the Company’s Chief Compliance Officer, or CCO, in accordance with its compliance policies and procedures.
As set forth in the descriptions regarding the Audit Committee and the Nominating, Corporate Governance and Compensation Committee, the Audit Committee and the Nominating, Corporate Governance and Compensation Committee assist the Board of Directors in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include reviewing and discussing with management and the independent accountants the annual audited financial statements of the Company, including disclosures made in management’s discussion and analysis; reviewing and discussing with management and the independent accountants the Company’s quarterly financial statements prior to the filings of its quarterly reports on Form 10‑Q; pre‑approving the independent accountants’ engagement to render audit and/or permissible non‑audit services; and evaluating the qualifications, performance and independence of the independent accountants. The Nominating, Corporate Governance and Compensation Committee’s risk oversight responsibilities include selecting qualified nominees to be elected to the Board of Directors by stockholders; selecting qualified nominees to fill any vacancies on the Board of Directors or a committee thereof; developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company; and overseeing the evaluation of the Board of Directors and management. Both the Audit Committee and the Nominating, Corporate Governance and Compensation Committee consist solely of independent directors.
The Company’s Board of Directors also performs its risk oversight responsibilities with the assistance of the Chief Compliance Officer. The Company’s Chief Compliance Officer prepares a written report annually discussing the adequacy and effectiveness of the compliance policies and procedures of the Company and certain of its service providers. The Chief Compliance Officer’s report, which is reviewed by the Board of Directors, addresses at a minimum (a) the operation of the compliance policies and procedures of the Company and certain of its service providers since the last report; (b) any material changes to such policies and procedures since the last report; (c) any recommendations for material changes to such policies and procedures as a result of the Chief Compliance Officer’s annual review; and (d) any compliance matter that has occurred since the date of the last report about which the Board of Directors would reasonably need to know to oversee the Company’s compliance activities and risks. In addition, the Chief Compliance Officer meets separately in executive session with the independent directors at least once each year.
The Company believes that its Board of Director’s role in risk oversight is effective and appropriate given the extensive regulation to which it is already subject as a business development company, or BDC, under the 1940 Act. Specifically, as a BDC the Company must comply with certain regulatory requirements that control certain types of risk in its business and operations. For example, the Company’s ability to incur indebtedness is limited such that its asset coverage must equal at least 200% immediately after each time it incurs certain kinds of indebtedness, and the Company generally has to invest at least 70% of its total assets in “qualifying assets.” In addition, the Company elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended. As a RIC the Company must, among other things, meet certain income source, asset diversification and income distribution requirements.
The Company believes that the extent of its Board of Directors’ (and its committees’) role in risk oversight complements its Board’s leadership structure because it allows the Company’s independent directors to exercise oversight of risk without any conflict that might discourage critical review through the two fully independent board committees, auditor and independent valuation providers, and otherwise.
The Company believes that a board’s role in risk oversight must be evaluated on a case by case basis and that the Board of Directors’ practices concerning risk oversight is appropriate. However, the Company continually re‑examines the manner in which the Board of Directors administers its oversight function on an ongoing basis to ensure that they continue to meet the Company’s needs.
Corporate Governance Guidelines
Upon the recommendation of the Nominating, Corporate Governance and Compensation Committee, the Board of Directors has adopted Corporate Governance Guidelines on behalf of the Company. These Corporate Governance Guidelines address, among other things, the following key corporate governance topics: director responsibilities; the size, composition, and membership criteria of the Board of Directors; composition and responsibilities of directors serving on committees of the Board of Directors; director access to officers, employees, and independent advisors; director orientation and continuing education; director compensation; and an annual performance evaluation of the Board of Directors.
Code of Conduct
We have adopted a code of conduct which applies to, among others, our senior officers, including our Chief Executive Officer and Chief Financial Officer, as well as all of our employees. Our code of conduct is an exhibit to our Annual Report on Form 10‑K filed with the Commission, and can be accessed via the Internet site of the Commission at http://www.sec.gov. We disclose amendments to or waivers from a required provision of the code of conduct, if any, on Form 8-K.
Code of Ethics
We, PCM and Prospect Administration have each adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act and PCM and Prospect Administration have each adopted a code of ethics pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 that establishes procedures for personal investments and restricts certain personal securities transactions. Our code of ethics can be accessed via our Internet site at http://www.prospectstreet.com. Personnel subject to each code may invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the code’s requirements.
Internal Reporting and Whistle Blower Protection Policy
The Company’s Audit Committee has established guidelines and procedures regarding the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (collectively, “Accounting Matters”), and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Persons with complaints or concerns regarding Accounting Matters may submit their complaints to our CCO. Persons who are uncomfortable submitting complaints to the CCO, including complaints involving the CCO, may submit complaints directly to our Audit Committee Chairman. Complaints may be submitted on an anonymous basis.
The CCO may be contacted at:
Prospect Capital Corporation
Chief Compliance Officer
10 East 40th Street, 42nd Floor
New York, New York 10016
The Audit Committee Chairman may be contacted at:
Prospect Capital Corporation
Audit Committee Chairman
10 East 40th Street, 42nd Floor
New York, New York 10016
Communication with the Board of Directors
Stockholders with questions about the Company are encouraged to contact the Company. Stockholders may communicate with the Company or its Board of Directors by sending their communications to Prospect Capital Corporation, Chief Compliance Officer, 10 East 40th Street, 42nd Floor, New York, New York 10016. All stockholder communications received in this manner will be delivered as appropriate to the Board of Directors.
Information about Executive Officers Who Are Not Directors

Name, Address and Age	Position(s) Held with Company	Term at Office and Length of Time Served	Principal Occupation(s) During Past 5 Years
Brian H. Oswald, 53(1)	Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary	November 2008 to present as Chief Financial Officer, Treasurer and Secretary, and October 2008 to present as Chief Compliance Officer	Joined Prospect Administration as Managing Director in June 2008.

(1)	The business address of Mr. Oswald is c/o Prospect Capital Corporation, 10 East 40th Street, 42nd Floor, New York, New York 10016.
Compensation of Executive Officers and Directors
The following table sets forth information regarding the compensation received by the directors and executive officers from the Company for the fiscal year ended June 30, 2014. No compensation is paid to the interested directors by the Company.
Compensation Table

Name and Position	Aggregate Compensation from the Company	Pension or Retirement Benefits Accrued as Part of the Company’s Expenses(1)	Total Compensation from Company and Fund Complex
Interested Directors
John F. Barry III(2)	None	None	None
M. Grier Eliasek(2)	None	None	None
Independent Directors
Andrew C. Cooper(3)	$108,333	None	$108,333
William J. Gremp(4)	$108,333	None	$108,333
Eugene S. Stark(5)	$108,333	None	$108,333
Executive Officers
Brian H. Oswald(2)	None	None	None

(1)	We do not have a bonus, profit sharing or retirement plan, and directors do not receive any pension or retirement benefits.

(2)
We have not paid, and we do not intend to pay, any annual cash compensation to our executive officers for their services as executive officers. Messrs. Barry and Eliasek are compensated by PCM from the income PCM receives under the management agreement between PCM and us. Mr. Oswald is compensated from the income Prospect Administration receives under the administration agreement.

(3)	Mr. Cooper joined our Board of Directors on February 12, 2009.

(4)	Mr. Gremp joined our Board of Directors on April 1, 2010.

(5)	Mr. Stark joined our Board of Directors on September 4, 2008.
Compensation of Directors
Prior to March 1, 2014, the independent directors of the Board receive an annual fee of $100,000 per director plus reimbursement of any reasonable out-of-pocket expenses incurred. Effective March 1, 2014, the annual fee was increased to $125,000 plus reimbursement of any reasonable out-of-pocket expenses incurred.
Certain Relationships and Transactions
Transactions with Affiliated Persons
We have entered into an investment advisory agreement with PCM. Our Chairman of the Board is the sole member of and controls PCM. Our senior management serves and in the future may serve as principals of other investment managers affiliated with PCM that presently manage and may in the future manage investment funds with investment objectives similar to ours. In addition, our executive officers and directors and the principals of PCM serve and in the future may serve as officers, directors or principals of entities that operate in the same or related lines of business as we do or of investment funds managed by affiliates. Accordingly, we may not be given the opportunity to participate in certain investments made by investment funds managed by advisers affiliated with PCM. However, our investment adviser and other members of the affiliated present and predecessor companies of PCM (previously defined as “Manager”) intend to allocate investment opportunities in a fair and equitable manner consistent with our investment objectives and strategies so that we are not disadvantaged in relation to any other client. We may invest, to the extent permitted by law, on a concurrent basis with other investment funds managed by PCM, subject to compliance with applicable regulations and our allocation procedures.

In addition, pursuant to the terms of an administration agreement, Prospect Administration provides, or arranges to provide, the Company with the office facilities and administrative services necessary to conduct our day‑to‑ day operations. PCM is the managing member of and controls Prospect Administration.
Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and any persons holding more than 10% of our common stock, are required to report their beneficial ownership and any changes therein to the Securities and Exchange Commission and us. Specific due dates for those reports have been established, and we are required to report herein any failure to file such reports by those due dates. Based on our review of Forms 3, 4 and 5 filed by such persons, and information provided by our directors and officers, we believe that during the fiscal year ended June 30, 2014, all Section 16(a) filing requirements applicable to such persons were met in a timely manner.
Proposal II: Authorization of the Company, with Approval of its Board of Directors, to Sell Shares of its Common Stock (During the Next 12 Months) at a Price or Prices Below the Company’s Then Current Net Asset Value Per Share in One or More Offerings Subject to Certain Conditions Set Forth in This Proposal
We are a closed-end investment company that has elected to be regulated as a BDC under the 1940 Act. Generally, the 1940 Act prohibits us from selling shares of our common stock at a price below the current net asset value, or NAV, per share of such stock. However, certain provisions of the 1940 Act permit such a sale if approved by our stockholders and, in certain cases, if our Board of Directors makes certain determinations.
Pursuant to this provision, we are seeking the approval of our common stockholders so that we may, in one or more public or private offerings of our common stock, sell shares of our common stock at a price below our then current NAV per share, subject to certain conditions discussed below. If approved, the authorization would be effective for a twelve month period expiring on the anniversary of the date the Annual Meeting is concluded.
The Company’s Board of Directors, including a majority of the independent Directors who have no financial interest in this proposal, has approved this proposal as in the best interests of the Company and its stockholders and recommends it to the stockholders for their approval. Upon obtaining the requisite stockholder approval, the Company will comply with the conditions described below in connection with any financing undertaken pursuant to this proposal.
It should be noted that the maximum number of shares salable below NAV on any given date pursuant to this authority that could result in dilution to stockholders is limited to 25% of the Company’s then outstanding common stock immediately prior to such date. It should be further noted that, theoretically, the Company may offer up to 25% of its then outstanding common stock each day. There is no maximum level of discount from NAV at which we may sell shares pursuant to this authority. See below for a discussion and examples of the dilutive effect of the sale of shares below NAV.
Reasons to Offer Common Stock Below NAV Per Share
We believe that market conditions will continue to provide attractive opportunities to deploy capital. Global capital markets have periodically experienced periods of instability as evidenced by the extended disruptions from 2007 to 2010 in the debt capital markets, significant losses in the principal value of investments, the re-pricing of credit risk in the credit markets and the failure of certain major financial institutions. During that period, despite actions of the United States federal government and foreign governments, these events contributed to worsening general economic conditions that materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular. Further, many investors sold assets in order to repay debt or meet equity redemption requirements or other obligations. This dynamic created forced selling (which could return should global markets experience future disruption of the past credit cycle) that had negatively impacted valuations of debt securities in most markets. This negative pressure on valuations had contributed to significant unrealized write-downs of debt investments of many finance companies, including investments in the Company’s portfolio. However, these changes in the market conditions also had beneficial effects for capital providers, including more favorable pricing of risk and more creditor-friendly contractual terms.
While market conditions have improved over the past several years, there can be no assurance that adverse market conditions will not repeat themselves or worsen in the future. If these adverse market conditions re-occur or increase in severity and duration, we and other companies in the financial services sector may not have access to sufficient debt and equity capital in order to take advantage of favorable investment opportunities. The current economic environment gives firms that have access to capital a significant advantage. We believe that there are opportunities in the secondary market and, accordingly, firms that continue to have access to capital in the current environment will have investment opportunities on more favorable terms than have been available at other times. Our ability to take advantage of these opportunities is dependent upon, among other things, our access to equity capital. In addition, debt capital that may become available may be at a higher cost and on less favorable terms and conditions in the future. Stockholder approval of the proposal to sell shares of our common stock below NAV, subject to the conditions set forth in this proposal, would provide us with the flexibility to invest in such attractive investment opportunities, which typically need to be made expeditiously. Furthermore, the additional capital raised through an offering of our common stock may help us generate additional deal flow. With more capital to make investments, we could be a more meaningful capital provider and such additional capital would allow us to compete more efficiently and effectively for high quality investment opportunities. Such investment opportunities may be funded with proceeds of an offering of shares of our common stock. As a BDC and a RIC, for tax purposes, we are dependent on our ability to raise capital through the issuance of common stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to avoid being subject to U.S. federal income tax, which prevents us from using those earnings to support new investments. Further, BDCs must as a practical matter maintain a debt and preferred stock to common equity ratio of no more than 1:1, which requires us to finance our investments with at least as much common equity as debt and preferred stock in the aggregate. Exceeding the 1:1 debt to equity ratio could have severe negative consequences for a BDC, including the inability to pay dividends, breaching debt covenants and failure to qualify for tax treatment as a RIC. Although the Company does not currently expect that it will exceed this 1:1 debt to equity ratio, the markets it operates in and the general economy remain volatile and uncertain. Continued volatility in the capital markets and the resulting negative pressure on debt investment valuations could negatively impact the Company’s asset valuations, stockholders’ equity and the Company’s debt to equity ratio. We maintain sources of liquidity through our maintenance of a credit facility and other means, but generally attempt to remain close to fully invested and do not hold substantial cash for the purpose of making new investments. Therefore, to continue to build our investment portfolio, and thereby support maintenance and growth of our dividends, we endeavor to maintain continuing access to capital through the public and private equity markets enabling us to take advantage of investment opportunities as they arise.
Even though the underlying performance of a particular portfolio company may not necessarily indicate impairment or its inability to repay all principal and interest in full, the volatility in the debt capital markets may continue to negatively impact the valuations of debt investments and result in further unrealized write‑downs of those debt investments. These unrealized write‑downs, as well as unrealized write‑downs based on the underlying performance of the Company’s portfolio companies, if any, negatively impact stockholders’ equity and the resulting debt to equity ratio.
As noted above, market disruption had resulted in good opportunities to invest at attractive risk‑adjusted returns. However, the extreme volatility and dislocation that the capital markets had experienced also materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular. If these adverse market conditions return and/or worsen in the future, the Company and other companies in the financial services sector may not have access to sufficient debt and equity capital in order to take advantage of these good investment opportunities. In addition, the debt capital that will be available, if at all, may be at a higher cost and on less favorable terms and conditions in the future.
Shares of BDCs may trade at a market price that is less than the value of the net assets attributable to those shares, regardless of the performance of the BDC’s investments. Recently our shares of common stock have traded at both a discount to and a premium over the net assets attributable to those shares. The possibility that our shares of common stock will trade at discounts from NAV or at premiums that are unsustainable over the long term is a risk separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether the shares that may be offered pursuant to this approval will trade at, above, or below NAV. The following table lists the high and low closing sales prices for our common stock, and the sales price as a percentage of NAV per share. On August 26, 2014, the last reported closing sale price of our common stock was $10.56 per share, which was the same as our last reported NAV per share as of June 30, 2014 of $10.56.

	NAV Per	Stock Price		Premium (Discount)
	Share(1)	High(2)	Low(2)	High	Low
Twelve Months Ending June 30, 2012
First quarter	$10.41	$10.18	$7.41	(2.2)%	(28.8)%
Second quarter	10.69	9.88	7.99	(7.6)%	(25.3)%
Third quarter	10.82	11.39	9.43	5.3%	(12.8)%
Fourth quarter	10.83	11.39	10.55	5.2%	(2.5)%
Twelve Months Ending June 30, 2013
First quarter	$10.88	$12.21	$10.83	12.2%	(0.5)%
Second quarter	10.81	11.98	9.89	10.8%	(8.5)%
Third quarter	10.71	11.49	10.91	7.3%	1.9%
Fourth quarter	10.72	11.11	10.08	3.6%	(6.0)%
Twelve Months Ending June 30, 2014
First quarter	$10.72	$11.61	$10.76	8.3%	0.4%
Second quarter	10.73	11.48	10.8	7.0%	0.1%
Third quarter	10.68	11.39	10.73	6.6%	0.4%
Fourth quarter	10.56	10.99	9.64	4.1%	8.7%
Twelve Months Ending June 30, 2015
First quarter (to August 26, 2014)	(3)	$11.00	$10.56	(3)	(3)

(1)
NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high or low sales price. The net asset values shown are based on outstanding shares at the end of each period.

(2)	The High/Low stock price is calculated as of the closing price on a given day in the applicable quarter.

(3)	NAV per share has not yet been determined for any day after June 30, 2014.
At the 2008, 2009, 2010, 2011, 2012 and 2013 Annual Meetings of Stockholders held on February 12, 2009, December 11, 2009, December 10, 2010, December 8, 2011, December 7, 2012, and December 6, 2013, respectively, the stockholders authorized the Company, with the approval of its Board of Directors, to issue shares of its common stock at a price below NAV per share. The current authorization will expire on the one year anniversary of the completion of the 2013 Annual Meeting of Stockholders. Pursuant to authority from our stockholders and the approval of our Board of Directors, we have made the following offerings below NAV per share:

Date of Offering	Price Per Share to Investors	Shares Issued
March 18, 2009	$8.20	1,500,000
April 22, 2009	$7.75	3,680,000
May 19, 2009	$8.25	7,762,500
July 7, 2009	$9.00	5,175,000
August 20, 2009	$8.50	3,449,686
September 24, 2009	$9.00	2,807,111
June 21, 2010 to June 25, 2010(1)	$10.01 ‑ $10.67	1,072,500
June 28, 2010 to July 16, 2010(1)	$9.47 ‑ $10.04	2,748,600
July 19, 2010 to August 19, 2010(1)	$9.28 ‑ $10.04	3,814,528
September 7, 2010 to September 23, 2010(1)	$9.47 ‑ $9.98	2,185,472
September 24, 2010 to September 27, 2010(1)	$9.74 ‑ $9.92	302,400
September 28, 2010 to October 29, 2010(1)	$9.65 ‑ $10.09	4,929,556
November 11, 2010 to December 10, 2010(1)	$9.70 ‑ $10.54	4,513,920
June 24, 2011	$10.15	10,000,000
July 18, 2011(2)	$10.15	1,500,000

(1)	At the market offering. Dates of offering represent the sales dates of the stock. The settlement dates are three business days later than the sales dates.

(2)	On July 18, 2011, the underwriter exercised its option to purchase an additional 1,500,000 shares at $10.15.
The current stockholder authorization will expire on the one year anniversary of the completion of the 2013 Annual Meeting of Stockholders. To date, we have not offered shares of our common stock at a price below NAV per share pursuant to the current stockholder authorization.
The Board of Directors believes that having the flexibility to issue our common stock below NAV per share in certain instances is in the best interests of stockholders. If we were unable to access the capital markets as attractive investment opportunities arise, our ability to grow over time and continue to pay steady or increasing dividends to stockholders could be adversely affected. It could also have the effect of forcing us to sell assets that we would not otherwise sell, and such sales could occur at times that are disadvantageous to sell. We could also expend considerable time and resources on a capital raise advantageous for stockholders, but be forced to abandon it solely due to stock market activity causing our stock price to dip momentarily below our NAV per share. Even if we are able to access the capital markets, there is no guarantee that we will grow over time and continue to pay steady or increasing dividends. In addition, the Board of Directors believes that the Company’s sales of common stock at less than NAV per share during 2009, 2010 and 2011 provided the Company with capital strength and flexibility and contributed to the strengthening of the Company’s stock price. The Board of Directors believes that sales of common stock at less than NAV per share in the future could have either a positive or negative effect on the Company’s stock price depending on a variety of factors, including the Company’s use of the proceeds of such sales.
Conditions to Sales Below NAV Per Share
If this proposal is approved by a majority (as defined under “—Required Vote” below) of the outstanding shares of common stock entitled to vote on the matter and is not also approved by a majority of the number of beneficial holders of our common stock entitled to vote on the matter, we will only sell shares of our common stock pursuant to such authority at a price below NAV per share if the following conditions are met:

•	a majority of our independent directors who have no financial interest in the sale have approved the sale; and

•
a majority of such directors, who are not interested persons of us, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of us of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount, which could be substantial.

If this proposal is approved by a majority of the number of beneficial holders of our common stock entitled to vote on the matter, we may sell shares of our common stock at a price below NAV per share without satisfying the foregoing conditions.
Notwithstanding the foregoing, the maximum number of shares the Company may sell on any given date below NAV is limited to 25% of the Company’s outstanding common stock immediately prior to such date. There is no maximum level of discount from NAV at which we may sell shares pursuant to this authority.
Key Stockholder Considerations
Before voting on this proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect of the issuance of shares of our common stock at a price that is less than the NAV per share and the expenses associated with such issuance on the NAV per outstanding share of our common stock. Any sale of common stock at a price below NAV per share would result in an immediate dilution to existing common stockholders. This dilution would include reduction in the NAV per share as a result of the issuance of shares at a price below the NAV per share and a disproportionately greater decrease in a stockholder’s interest in our earnings and assets and their voting interests than the increase in our assets resulting from such issuance. Our Board of Directors will consider the potential dilutive effect of the issuance of shares at a price below the NAV per share when considering whether to authorize any such issuance. Our Board of Directors also will consider, among other things, the fact that sales of common stock at a discount to net asset value will benefit the Company’s investment advisor as the investment advisor will earn additional investment management fees on the proceeds of such offerings, as it would from the offering of any other securities of the Company or from the offering of common stock at a premium to NAV per share.
In addition, if we are not successful with this proposal, we may utilize a rights offering in order to access the equity markets if we trade below NAV per share. A rights offering may be at a greater discount to NAV per share than an offering of our common stock at a price below our NAV per share because, among other things, a rights offering requires a long registration process and marketing period which might result in greater share price erosion. As such, we believe that having the ability to issue our common stock below NAV per share in accordance with the terms of this proposal would, in many instances, be preferable to such an issuance pursuant to a rights offering.
The 1940 Act establishes a connection between common stock sale price and NAV per share because, when stock is sold at a sale price below NAV per share, the resulting increase in the number of outstanding shares reduces NAV per share. Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance, and thus any future issuance of common stock will dilute such stockholders’ holdings of common stock as a percentage of shares outstanding to the extent stockholders do not purchase sufficient shares in the offering or otherwise to maintain their percentage interest. Further, if our current stockholders do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below the then current NAV per share, their voting power will be diluted.
Stockholders should also be aware that we have previously obtained stockholder approval to sell warrants, options or rights to subscribe to, convert or to purchase our voting securities if the issuance of such securities is approved by a majority of our directors who have no financial interest in such issuance and a majority of our independent directors. In accordance with the 1940 Act, the price of such voting securities may be less than NAV per share. This authority does not have an expiration date. Shares of common stock sold at prices below then current NAV upon exercise or conversion of any warrants or other securities issued under authority previously approved by shareholders in accordance with Section 61(a) of the 1940 Act will not be treated as having been sold at less than NAV per share for purposes of the authority being requested under this Proposal II.
Examples of Dilutive Effect of the Issuance of Shares Below NAV Per Share
The following table illustrates the level of net asset value dilution that would be experienced by a nonparticipating stockholder in three different hypothetical offerings of different sizes and levels of discount from net asset value per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below. There is no maximum level of discount from NAV at which we may sell shares pursuant to this authority.
The examples assume that we have 345,000,000 common shares outstanding, $6,443,200,000 in total assets and $2,800,000,000 in total liabilities. The current net asset value and net asset value per share are thus $3,643,200,000 and $10.56. The table illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 17,250,000 shares (5% of the outstanding shares) at $10.03 per share after offering expenses and commission (a 5% discount from net asset value); (2) an offering of 34,500,000 shares (10% of the outstanding shares) at $9.50 per share after offering expenses and commissions (a 10% discount from net asset value); (3) an offering of 86,250,000 shares (25% of the outstanding shares) at $7.92 per share after offering expenses and commissions (a 25% discount from net asset value); and (4) an offering of 86,250,000 shares (25% of the outstanding shares) at $0.00 per share after offering expenses and commissions (a 100% discount from net asset value).

	Prior to Sale	Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 25% Offering at 25% Discount		Example 4 25% Offering at 100% Discount
	Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public		$10.47		$9.91		$8.25		—
Net Proceeds per Share to Issuer		$10.03		$9.50		$7.92		—
Decrease to NAV
Total Shares Outstanding	345,000,000	362,250,000	5.00%	379,500,000	10.00%	431,250,000	25.00%	431,250,000	25.00%
NAV per Share	$10.56	$10.53	(0.24)%	$10.46	(0.91)%	$10.03	(5.000)%	8.45	(20.000)%
Dilution to Stockholder
Shares Held by Stockholder A	345,000	345,000	—	345,000	—	345,000	—	345,000	—
Percentage Held by Stockholder A	0.10%	0.10%	(4.76)%	0.09%	(9.09)%	0.08%	(20.00)%	0.08%	(20.00)%
Total Asset Values
Total NAV Held by Stockholder A	$3,643,200	$3,634,526	(0.24)%	$3,610,080	(0.91)%	$3,461,040	(5.00)%	$2,914,560	(20.00)%
Total Investment by Stockholder A (Assumed to be $10.56 per Share on Shares Held Prior to Sale)		$3,643,200		$3,643,200		$3,643,200		$3,643,200
Total Dilution to Stockholder A (Total NAV Less Total Investment)		$(8,674)		$(33,120)		$(182,160)		$(728,640)
Per Share Amounts
NAV per Share Held by Stockholder A		$10.53		$10.46		$10.03		$8.45
Investment per Share Held by Stockholder A (Assumed to be $10.56 per Share on Shares Held Prior to Sale)	$10.56	$10.56		$10.56		$10.56		$10.56
Dilution per Share Held by Stockholder A (NAV per Share Less Investment per Share)		$(0.03)		$(0.10)		$(0.53)		(2.11)
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)			(0.24)%		(0.910)%		(5.00)%		(20.00)%

Impact On Existing Stockholders Who Do Not Participate in the Offering
Our existing stockholders who do not participate in an offering below NAV per share or who do not buy additional shares in the secondary market at the same or lower price we obtain in the offering (after expenses and commissions) face the greatest potential risks. These stockholders will experience an immediate decrease (often called dilution) in the NAV of the shares they hold and their NAV per share. These stockholders will also experience a disproportionately greater decrease in their participation in our earnings and assets and their voting power than the increase we will experience in our assets, potential earning power and voting interests due to the offering. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in NAV. This decrease could be more pronounced as the size of the offering and level of discounts increase. There is no maximum level of discount from NAV at which we may sell shares pursuant to this authority.
The following chart illustrates the level of NAV dilution that would be experienced by a stockholder who does not participate in the offering. It is not possible to predict the level of market price decline that may occur. NAV has not been finally determined for any day after June 30, 2014. The table below is shown based upon the reported NAV of $10.56 at June 30, 2014. The following example assumes a sale of 86,250,000 shares at a sales price to the public of $8.25 with a 4% underwriting discount and commissions and $350,000 of expenses ($7.92 per share net).

	Prior to Sale Below NAV	Following Sale	% Change
Offering Price
Price per Share to Public		$8.25
Net Proceeds per Share to Issuer		$7.92
Decrease to NAV
Total Shares Outstanding	345,000,000	431,250,000	25.00%
NAV per Share	$10.56	$10.03	(5.000)%
Dilution to Nonparticipating Stockholder
Shares Held by Stockholder A	345,000	345,000	0.00%
Percentage Held by Stockholder A	0.10%	0.08%	(20.000)%
Total NAV Held by Stockholder A	$3,643,200	$3,461,040	(5.000)%
Total Investment by Stockholder A (Assumed to be $10.56 per Share) on Shares Held Prior to Sale		$3,643,200
Total Dilution to Stockholder A (Total NAV Less Total Investment)		$182,160
NAV per Share Held by Stockholder A after offering		$10.03
Investment per Share Held by Stockholder A (Assumed to be $10.56 per Share on Shares Held Prior to Sale)	$10.56	$10.56
Dilution per Share Held by Stockholder A (NAV per Share Less Investment per Share)		$(0.53)
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)			(5.000)%
Impact On Existing Stockholders Who Do Participate in the Offering
Our existing stockholders who participate in the offering or who buy additional shares in the secondary market at the same or lower price as we obtain in the offering (after expenses and commissions) will experience the same types of NAV per share dilution as the nonparticipating stockholders, albeit at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in our shares immediately prior to the offering. The level of NAV per share dilution will decrease as the number of shares such stockholders purchase increases. Existing stockholders who buy more than such percentage will experience NAV per share dilution on their existing shares but will, in contrast to existing stockholders who purchase less than their proportionate share of the offering, experience an increase (often called accretion) in average NAV per share over their investment per share and will also experience a disproportionately greater increase in their participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests due to the offering. The level of accretion will increase as the excess number of shares such stockholder purchases increases. Even a stockholder who overparticipates will, however, be subject to the risk that we may make additional discounted offerings in which such stockholder does not participate, in which case such a stockholder will experience NAV per share dilution as described above in such subsequent offerings. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential decreases in NAV per share. This decrease could be more pronounced as the size of the offering and level of discounts increases. There is no maximum level of discount from NAV at which we may sell shares pursuant to this authority.
The following chart illustrates the level of dilution and accretion in the offering for a stockholder that acquires shares equal to (1) 50% of its proportionate share of the offering (i.e., 43,125 shares, which is 0.05% of the offering rather than its 0.10% proportionate share) and (2) 150% of such percentage (i.e., 129,375 shares, which is 0.15% of the offering rather than its 0.10% proportionate share). NAV has not been finally determined for any day after June 30, 2014. The table below is shown based upon the reported NAV of $10.56 at June 30, 2014. The following example assumes a sale of 86,250,000 shares at a sales price to the public of $8.25 with a 4% underwriting discount and commissions and $350,000 of expenses ($7.92 per share net).

	Prior to	50% Participation		150% Participation
	Sale Below NAV	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public		$8.25		$8.25
Net Proceeds per Share to Issuer		$7.92		$7.92
Decrease/Increase to NAV
Total Shares Outstanding	345,000,000	431,250,000	25.00%	431,250,000	25.00%
NAV per Share	$10.56	$10.03	(5.00)%	$10.03	(5.00)%
Dilution/Accretion to Participating Stockholder
Shares Held by Stockholder A	345,000	388,125	12.50%	474,375	37.50%
Percentage Held by Stockholder A	0.10%	0.09%	(10.00)%	0.11%	10.00%
Total NAV Held by Stockholder A	$10.56	$3,893,670	6.88%	$4,758,930	30.63%
Total Investment by Stockholder A (Assumed to be $10.56 per Share on Shares held Prior to Sale)		$3,999,164		$4,711,091
Total Dilution to Stockholder A (Total NAV Less Total Investment)		$(105,494)		$47,839
NAV per Share Held by Stockholder A		$10.03		$10.03
Investment per Share Held by Stockholder A (Assumed to Be $10.56 per Share on Shares Held Prior to Sale)		$10.30		$9.93
Dilution per Share Held by Stockholder A (NAV per Share Less Investment per Share)		$(0.27)		$0.10
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)			(2.64)%		1.02%
The tables above provide hypothetical examples of the impact that an offering at a price less than NAV per share may have on the NAV per share of existing stockholders who do and do not participate in such an offering. However, the tables above do not show and are not intended to show any potential changes in market price that may occur from an offering at a price less than NAV per share and it is not possible to predict any potential market price change that may occur from such an offering.
Required Vote
Approval of this proposal may be obtained in either of two ways. First, the proposal will be approved if we obtain the affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting; and (2) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting that are not held by affiliated persons of the Company, which includes directors, officers, employees, and 5% stockholders. For purposes of this alternative, the 1940 Act defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at a meeting if the holders of more than 50% of the outstanding voting securities of a company are present or represented by proxy; or (2) 50% of the outstanding voting securities of the company, whichever is less. Second, the proposal will also be approved if we receive approval from a majority of the number of the beneficial holders of our common stock entitled to vote at the Annual Meeting, without regard to whether a majority of such shares are voted in favor of the proposal. Abstentions and broker non‑votes on Proposal III will have the effect of a vote against this proposal.
The Board of Directors recommends that you vote “FOR” the proposal to authorize the Company, with approval of its Board of Directors, to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings.

Independent Registered Public Accounting Firm

The 1940 Act requires that the Company’s independent registered public accounting firm be selected by a majority of the independent directors of the Company. One of the purposes of the Audit Committee is to recommend to the Company’s Board of Directors the selection, retention or termination of the independent registered public accounting firm for the Company. The Company’s independent registered public accounting firm for the fiscal year ended June 30, 2014 was BDO. At a meeting held on August 13, 2014, the Company’s Audit Committee recommended and the Company’s Board, including a majority of the independent directors, approved the selection of BDO as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015.
We expect that a representative of BDO will be present at the Annual Meeting and will have an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions. After reviewing the Company’s audited financial statements for the fiscal year ending June 30, 2014, the Company’s Audit Committee recommended to the Company’s Board that such statements be included in the Company’s Annual Report to stockholders. A copy of the Audit Committee report appears below.
The Audit Committee and the Board of Directors have considered the independence of BDO and have concluded that BDO is independent as required by Independence Standards Board Standard No. 1. In connection with their determination, BDO has advised the Company that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company or its affiliates.
Audit Fees. Audit fees consist of fees billed for professional services rendered for the integrated audit of our year‑end financial statements included in the Company’s Annual Report on Form 10‑K and a review of financial statements included in the Company’s Quarterly Reports on Form 10‑Q, or services that are normally provided by BDO in connection with statutory and regulatory filings for the past two fiscal years. Audit fees incurred by the Company for its fiscal years ended June 30, 2014 and June 30, 2013 were approximately $1,889,000 and $1,316,000, respectively. The audit fees include fees incurred by Company for the audit of its internal controls under Sarbanes-Oxley Section 404 in conjunction with its fiscal years ended June 30, 2014 and June 30, 2013, which were approximately $149,000 and $120,000. The fees incurred by the Company for review of its shelf registration, secondary offerings and debt issuances, which were approximately $245,000 and $415,000 for the fiscal years ended June 30, 2014 and June 30, 2013, respectively.
Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. The Company incurred audit-related fees in the amount of approximately $169,000 and $47,804, respectively, for accounting consultation and audits in connection with proposed financial reporting matters for the fiscal years ended June 30, 2014 and June 30, 2013.
Tax Fees. Tax fees consist of fees billed for professional services for tax compliance. These services include assistance regarding federal, state, and local tax compliance. The Company has a tax year end of August 31. Tax fees incurred by the Company were approximately $85,000 for its tax years ended August 31, 2013, and represent services provided by BDO in 2013 for the provision of tax preparation services and the execution and filing of the Company’s tax returns. There are no anticipated services to be provided by BDO for the year ended August 31, 2014.
All Other Fees. All other fees would include fees for products and services other than the services reported above. The Company incurred no such fees for the past two fiscal years.

Audit Committee Report(1)
The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2014.
The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and BDO USA, LLP, the Company’s independent registered public accounting firm (“BDO”), with and without management present. The Audit Committee included in its review results of BDO’s examinations, the Company’s disclosure controls and procedures, and the quality of the Company’s financial reporting. The Audit Committee also reviewed the Company’s procedures and disclosure controls designed to ensure full, fair and adequate financial reporting and disclosures, including procedures for certifications by the Company’s chief executive officer and chief financial officer that are required in periodic reports filed by the Company with the Securities and Exchange Commission (the “Commission”). The Audit Committee is satisfied that the Company’s disclosure controls and procedures are adequate and that the Company employs appropriate accounting and auditing procedures.
The Audit Committee also has discussed with BDO matters relating to BDO’s judgments about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by Public Company Accounting Oversight Board ("PCAOB") Auditing Standards No. 16 ("AS 16"). In addition, the Audit Committee has discussed with BDO their independence from management and the Company, as well as the matters in the written disclosures received from BDO and required by AS 16 and PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence”. The Audit Committee received oral communications from BDO confirming their independence and discussed the matter with BDO. The Audit Committee discussed and reviewed with BDO the Company’s critical accounting policies and practices, disclosure controls, other material written communications to management, and the scope of BDO’s audits and all fees paid to BDO during the fiscal year. Pursuant to the Audit Committee charter, the Audit Committee may review and pre‑approve audit and permissible non‑audit services performed by BDO for the Company. The Audit Committee may delegate pre‑approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre‑approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre‑approve services performed by the independent registered public accounting firm to management. The Audit Committee has reviewed and considered the compatibility of BDO’s performance of non‑audit services with the maintenance of BDO’s independence as the Company’s independent registered public accounting firm.
Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended June 30, 2014 be included in the Company’s Annual Report on Form 10‑K for the same fiscal year for filing with the Commission. In addition, the Audit Committee has engaged BDO to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015.

Respectfully Submitted, The Audit Committee Eugene S. Stark, Chairman Andrew C. Cooper William J. Gremp
August 25, 2014
_____________________________

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Financial Statements and Other Information
We will furnish, without charge, a copy of our most recent annual report and the most recent quarterly report succeeding the annual report, if any, to any stockholder upon request. Requests should be directed to the Company at 10 East 40th Street, 42nd Floor, New York, New York 10016 (telephone number (212) 448-0702).
Privacy Policy
It is our policy to safeguard the privacy of nonpublic, personal information regarding our individual stockholders.
What We Do To Protect Personal Information of Our Stockholders
We protect personal information provided to us by our stockholders according to strict standards of security and confidentiality. These standards apply to both our physical facilities and any online services we may provide. We maintain physical, electronic and procedural safeguards to protect consumer information and regularly review and update our systems to keep them current. We permit only authorized individuals, who are trained in the proper handling of stockholder information and who need to know this information to do their jobs, to have access to this information.
Personal Information That We Collect And May Disclose
As part of providing our stockholders with investment products or services, we may obtain the following types of nonpublic personal information:

•
information we receive from stockholders in subscription documents, on applications or other forms, such as their name, address, telephone number, social security number, occupation, assets and income; and

•	information about the value of a stockholder’s investment, account activity and payment history.
When We May Disclose Personal Information About Our Stockholders To Unaffiliated Third Parties
We will not share nonpublic personal information about our stockholders collected, as described above, with unaffiliated third parties except:

•	at a stockholder’s request;

•
when a stockholder authorizes us to process or service a transaction, for example in connection with an initial or subsequent investment (unaffiliated third parties in this instance may include service providers such as a custodian, data processor or printer);

•
with companies that perform marketing services on our behalf or to other financial institutions with whom we have joint marketing agreements and who agree to use the information only for the purposes for which we disclose such information to them; or

•	when required by law to disclose such information to appropriate authorities.
We do not otherwise provide nonpublic information about our stockholders to outside firms, organizations or individuals except to our attorneys, accountants and auditors and as permitted by law. We never sell information about stockholders or their accounts.
What We Do With Personal Information About Our Former Stockholders
If a stockholder decides to no longer do business with us, we will continue to follow this privacy policy with respect to the information we have in our possession about such stockholder and his/her account.

Householding of Proxy Materials
The Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
Please note that only one Proxy Statement and/or annual report may be delivered to two or more stockholders who share an address, unless the Company has received instructions to the contrary. To request a separate copy of this Proxy Statement and/or annual report or for instructions as to how to request a separate copy of this document and/or annual report or as to how to request a single copy if multiple copies of this document and/or annual report are received, stockholders should contact the Company at the address and phone number set forth below.
Requests should be directed to the Company at 10 East 40th Street, 42nd Floor, New York, New York 10016 (telephone number: 212-448-0702). Copies of these documents may also be accessed electronically by means of the Commission’s home page on the Internet at http://www.sec.gov.
Other Business
Our Board of Directors knows of no other matters that may be presented for stockholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon them in their discretion.
Submission of Stockholder Proposals
Pursuant to Rule 14a‑8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the Company’s 2015 Annual Meeting of Stockholders. To be eligible for inclusion in the Company’s 2015 Proxy Statement, a stockholder proposal must be received in writing not less than 120 calendar days before the first anniversary of the date we first released our proxy statement for the preceding year’s annual meeting and must otherwise comply with Rule 14a‑8 under the Exchange Act. Accordingly, a stockholder proposal of business intended to be considered at the 2015 Annual Meeting of Stockholders must be received by the Secretary not later than May  , 2015 to be eligible for inclusion in our 2015 Proxy Statement. While the Board of Directors will consider stockholder proposals, the Company reserves the right to omit from the Company’s Proxy Statement any stockholder proposal that it is not required to include under the Exchange Act, including Rule 14a‑8 of the Exchange Act.
In addition, our Bylaws contain an advance notice provision with respect to director nominations and with respect to proposals for business, whether or not included in our proxy statement. Our Bylaws currently provide that, in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting, written notice in the manner provided for in the Bylaws containing the information required by the Bylaws generally must be delivered to our Secretary at our principal executive office not earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, under our current Bylaws, a stockholder nomination for director or proposal of business intended to be considered at the 2015 Annual Meeting must be received by the Secretary not earlier than April  , 2015, and not later than 5:00 p.m., Eastern Time, on May  , 2015. Proposals should be addressed to Corporate Secretary, c/o Prospect Capital Corporation, 10 East 40th Street, 42nd Floor, New York, New York 10016. In the event that the date of the next annual meeting is advanced or delayed by more than 30 days from the first anniversary of the Annual Meeting, a notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By Order of the Board of Directors,
Brian H. Oswald
Chief Financial Officer,
Chief Compliance Officer, Treasurer and Secretary
New York, New York
September  , 2014